Exhibit 10.21

Amendment No. 1 to

Referral Agreement

THIS AMENDMENT NO. 1 (the “Amendment”) is made as of December 22, 2014, and amends that certain Referral Agreement, dated November 22, 2013 (the “Agreement”), by and between Digital River Marketing Solutions, Inc. dba Direct Response Technologies, with offices located at 730 Holiday Drive, Foster Plaza, Building 8, Pittsburgh, PA 15220 (“DR”) and Accelerize Inc. (formerly known as Accelerize New Media, Inc.) dba CAKE Marketing, with offices located at 20411 SW Birch Street, Suite 250, Newport Beach, California 92660 (“Company”). Unless specified otherwise within this Amendment, all capitalized terms used in this Amendment shall have the same meaning as they do in the Agreement. The amendments made by this Amendment are, and are intended to be, effective as of November 22, 2013.

Background

WHEREAS, The Parties have agreed that it is in their best interest to amend the Agreement.

NOW, THEREFORE, in consideration of the mutual promises, representations and covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.

Amendment of Section 2 “Company Referral Fee”. Effective as of the Effective Date, the Parties acknowledge and agree that Section 2 of the Agreement is hereby amended by deleting the words "an Eligible Company Prospect" from the first sentence of the second paragraph of such Section 2 and substituting in lieu thereof the words "a Potential Client that is also an Eligible Company Prospect".

2.

Amendment of Exhibit A “Included Clients”. Effective as of the Effective Date, the Parties acknowledge and agree that Exhibit A of the Agreement is hereby amended by deleting the words "Intercash Europe LTD" and "Forest View" from the Included Clients list in such Exhibit A.

3.

Construction. Notwithstanding that this Amendment has been prepared by DR, Company and DR confirm that this Amendment constitutes the understanding of the Parties and is intended to be construed in a manner that is consistent with the subject matter and activities contemplated by the Agreement, and the terms and conditions of the Agreement. No rule of strict construction with respect to this Amendment shall be applied against either DR or Company.

4.

Counterparts. This Amendment and any subsequent amendment to the Agreement may be executed in several counterparts and by each Party on a separate counterpart, each of which, when so executed and delivered shall be an original, but all of which together shall constitute but one and the same instrument. A fax signature or signature delivered as an imaged attachment to an e-mail message shall be deemed equivalent to an original ink signature. This Amendment (and any subsequent amendment) shall not become binding on any Party until each Party to the Agreement has transmitted to the other a counterpart executed by the transmitting party.

5.	No Further Amendment. Other than the changes set forth in the preceding paragraphs, all other terms and conditions of the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the duly authorized representatives of the Parties hereto have executed this Amendment as of the dates set forth below.

Accelerize Inc. dba Cake Marketing		Digital River Marketing Solutions, Inc. dba Direct Response Technologies

By:	/s/ Michael Lin	By:	/s/ Kevin Crudden

Name:	Michael Lin	Name:	Kevin Crudden

Title:	Chief Financial Officer	Title:	Sr. VP/General Counsel

Date signed:	12/31/2014	Date signed:	12/31/2014